Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dorman Products, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-56492, 333-157150 and 333-160979) on Form S-8 of Dorman Products, Inc. of our reports dated February 23, 2016, with respect to the consolidated balance sheets of Dorman Products, Inc. and subsidiaries as of December 26, 2015 and December 27, 2014, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended December 26, 2015, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 26, 2015, which reports appear in the December 26, 2015 Annual Report on Form 10-K of Dorman Products, Inc. Our report dated February 23, 2016 with respect to the consolidated balance sheets of Dorman Products, Inc. and subsidiaries as of December 26, 2015 and December 27, 2014, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended December 26, 2015, and the related financial statement schedule, refers to a change in accounting for deferred income taxes.

KPMG LLP

Philadelphia, Pennsylvania

February 23, 2016